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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                   FORM 12B-25

                           Notification of Late Filing

                                   ----------


|_| Form 10-K and Form 10-KSB   |_| Form 11-K   |_| Form 20-F   |X| Form 10-QSB

|_| Form N-SAR


                      FOR QUARTER ENDED: FEBRUARY 28, 2005


Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                                       N/A


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PART I - REGISTRANT INFORMATION
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                                CDKNET.COM, INC.
                                ----------------
               (Exact Name of Registrant as Specified in Charter)


                     ---------------------------------------
                                  (Former Name)


                     948 US HIGHWAY 22, NORTH PLAINFIELD, NJ
                     ---------------------------------------
                     (Address of Principal Executive Office)


                                      07060
                                      -----
                                   (Zip Code)

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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-F,
10-QSB or N-SAR or portion thereof could not be filed within the prescribed time:

The registrant is not able to meet the filing deadline for its Form 10-QSB for the quarter ended August 31, 2004 without undue effort and expense due to the travel schedule of principal officers and new members of the board of directors.

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PART IV - OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification

          Herbert H. Sommer, (516) 228-8181

(2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer no, identify report(s).

                        |X| YES                    |_| NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                        |X| YES                    |_| NO


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

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and; if appropriate, state the reasons why a reasonable estimate of the results can not be made.

     The registrant will report net losses of $(1,529,600) and $(4,723,317) for the three months ended February 28, 2005, and, as a development stage company, for the cumulative period from March 24, 2004 (inception) to February 28, 2005, respectively.


     CDKnet.Com, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: April 15, 2005                     CDKNET.COM, INC.



                                          By: /s/ Kirk Warshaw
                                              --------------------------
                                              Kirk Warshaw, CFO







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                                    ATTENTION
Intentional misstatements or omissions of act constitute Federal Criminal Violations (See 18 U.S.C. 1001).


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